Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form F-1 of Baiya International Group Inc., its subsidiaries, the variable interest entity (“VIE”), and VIE’s subsidiaries (collectively, the “Company”) of our report dated May 13, 2025, relating to the consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, included in the Company’s Annual Report on Form 20-F as of and for the year ended December 31, 2024.

We also consent to the reference to our firm under the caption “Experts” in such Registration statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

January 28, 2026